                                                                    EXHIBIT 23.2



               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Patriot Scientific Corporation
San Diego, California



We hereby consent to the incorporation by reference in the previously filed Registration Statements (No. 333-36418, No. 333-57602 and No. 333-81156) of Patriot Scientific Corporation of our report dated August 9, 2001, except for note 1 dated as of August 15, 2001 relating to the consolidated financial statements and the financial statement schedule of Patriot Scientific Corporation, appearing in the Company's Annual Report on Form 10-K for the year ended May 31, 2002. Our report contained an explanatory paragraph regarding the Company's ability to continue as a going concern.


/s/  BDO Seidman, LLP


Denver, Colorado
August 26, 2002